Exhibit 19.1

CULLINAN THERAPEUTICS, INC.

INSIDER TRADING POLICY

I.
INTRODUCTION

This Insider Trading Policy (the “Policy”) applies to all Insiders and Affiliated Persons (each as defined below) of Cullinan Therapeutics, Inc. (the “Company”). This Policy is designed to prevent insider trading or the appearance of impropriety, to satisfy the Company’s obligation to reasonably supervise the activities of Company personnel, and to help Company personnel avoid the severe consequences associated with violations of insider trading laws. It is your obligation to understand and comply with this Policy.

II. SCOPE OF POLICY

This Policy is applicable to the Company’s board of directors (“directors”), officers, employees and designated consultants (collectively, and solely for the purposes of this Policy, “Insiders”) and applies to any and all transactions by such Insiders and their Affiliated Persons (as defined below) in the Company’s securities, including its common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities. Transactions in mutual funds, exchange-traded funds, index funds or other “broad basket” funds that own or hold the Company’s securities as one of many investments are not subject to this Policy. This Policy also applies to trading in the securities of publicly traded companies with which the Company does business, such as the Company’s customers or suppliers, and those of publicly traded companies that are involved in potential transactions or business relationships with the Company, including those with which the Company may be negotiating major transactions, such as an acquisition, investment, or sale of assets (each such publicly traded company referred to in this sentence, an “Other Relevant Issuer,” and, collectively, “Other Relevant Issuers”).

In addition, all Insiders must comply with the Trading Procedures set forth in this Policy (the “Trading Procedures”). Insiders are required to obtain pre-clearance for transactions in the Company’s securities. The Trading Procedures also establish trading windows in which Insiders will be restricted from trading in the Company’s securities.

It is the Company’s policy to comply with all applicable securities laws when transacting in its own securities. The Company will not engage in transactions with respect to its securities when it is in possession of material nonpublic information relating to the Company, other than in compliance with applicable law.

This Policy, including, if applicable, the Trading Procedures contained herein, also applies to the following persons (collectively, these persons and entities are referred to as “Affiliated Persons”):

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your spouse, child, parent, significant other or other family member, in each case, living in the same household;
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anyone else who lives in your household;
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any family members who do not live in your household but whose securities transactions are directed by you or who are subject to your influence or control (such as parents or children who consult with you before they trade in securities);
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all trusts, family partnerships and other types of entities formed for your benefit or for the benefit of a member of your family over which you have the ability to influence or direct investment decisions concerning securities;
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any person to whom you have disclosed material, nonpublic information;
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any entity that you control; and
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all persons who execute trades on your behalf, including brokers, investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities; provided, however, that the Trading Procedures shall not apply to any such broker or entity that engages in the investment of securities in the ordinary course of its business if such broker or entity has established its own insider trading controls and procedures in compliance with applicable securities laws.

You are responsible for ensuring compliance with this Policy, including the Trading Procedures contained herein, by all of your Affiliated Persons.

This Policy will not apply to any individual after that individual’s termination of service to the Company. However, if an individual is in possession of material non-public information when his or her service terminates, that individual is not permitted to trade in the Company’s securities or any Other Relevant Issuer’s securities until that information has become public or is no longer material. You may contact the Chief Compliance Officer prior to and after you have terminated employment of your services to the Company regarding the trading of the Company’s securities or any Other Relevant Issuer’s securities in compliance with this Policy.

III. STATEMENT OF POLICY

1.
No Trading on Material, Nonpublic Information

It is generally illegal for you to trade in the securities of the Company, whether for your account or for the account of another, while in the possession of material, nonpublic information about the Company, unless such trades are made pursuant to a Rule 10b5-1 Plan (as defined below). Similarly, it is generally illegal to trade in the securities of any Other Relevant Issuer if you are aware of material, nonpublic information about that Other Relevant Issuer that you obtained in the course of your employment with, or the performance of services on behalf of, the Company. These illegal activities are commonly referred to as “insider trading” and are prohibited by this Policy.

When you know or are in possession of material, nonpublic information about the Company, whether positive or negative, you are prohibited from the following activities:

•
trading (whether for your account of for the account of another) in the Company’s securities, which includes common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, except for trades made in compliance with the affirmative defense of Rule 10b5-1 under the Exchange Act, such as when trades are made pursuant to a written plan that was adopted, or trading instructions that were given, before you knew or had possession of such material, nonpublic information and certain other conditions are satisfied; and
•
giving trading advice of any kind about the Company.

Additionally, this Policy applies to trading in the securities of any Other Relevant Issuer. Information that may not be material to the Company may nevertheless be material to those companies.

2.
No Unauthorized Disclosure

Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company or its business plans in connection with your employment as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation. You are prohibited from disclosing the material, nonpublic information about the Company, whether positive or negative, to any other person, except when such communication is part of your regular duties, is needed to further the business of the Company, and the person to whom you are disclosing the information to is subject to confidentiality obligations to the Company.

The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company and its management. Accordingly, it is important that responses to inquiries about the Company from the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals.

3.
No Tipping

It is also generally illegal and a violation of this Policy for you to disclose material, nonpublic information about the Company or any Other Relevant Issuer to others who may trade on the basis of that information.

The Company has authorized certain individuals to publicly release material, nonpublic information relating to the Company. You are prohibited from disclosing material, nonpublic information about the Company, whether positive or negative, to anyone else who might then trade, or recommending to anyone that they purchase or sell the

Company’s securities when you are aware of material, nonpublic information (these practices are commonly known as “tipping”).

4.
No Exception for Hardship

The existence of a personal, financial emergency does not excuse you from compliance with this Policy.

These prohibitions continue whenever and for as long as you know or are in possession of material, nonpublic information. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

IV. DEFINITION OF MATERIAL, NONPUBLIC INFORMATION

This Policy prohibits you from trading in a company’s securities if you are in possession of information about such company that is both “material” and “nonpublic,” subject to certain exceptions. If you have a question whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Chief Compliance Officer.

“Material” Information

Information about the Company is “material” if it could reasonably be expected to affect the investment or voting decisions of a reasonable stockholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company. Information not material to the Company may nevertheless be material to an Other Relevant Issuer (or vice versa). In addition, the same information may be material to the Company and one or more Other Relevant Issuers. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that would be considered carefully by the Company’s management team to determine whether they are material:

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developments regarding any programs in preclinical or clinical development, including recent regulatory interaction and/or data that have been recently generated from ongoing or recently completed preclinical or clinical trials;
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developments regarding the intellectual property and/or freedom to operate for any of the current programs or product candidates under development;
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projections of future earnings or losses, or other earnings guidance;
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earnings or losses that are inconsistent with the consensus expectations of the investment community;
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potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
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pending or proposed corporate mergers, acquisitions, licenses, collaborations, tender offers, joint ventures, dispositions of significant assets or other similar transactions;
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changes in management or the Board of Directors;
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significant actual or threatened litigation or governmental investigations or major developments in such matters, including resolution of such matters;
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a significant cybersecurity incident;
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significant developments regarding products, customers, suppliers, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);
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changes in dividend policy, declarations of stock splits, or public or private sales of additional securities;
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potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies; and
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bankruptcies or receiverships.

“Nonpublic” Information

Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. For purposes of this Policy, examples of public information include information that is within a report filed with the SEC, a press release issued through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access. Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Policy, information will be considered public after the close of trading on the first full trading day following the Company’s or Other Relevant Issuer’s public release of the information.

Penalties for Insider Trading and Noncompliance with this Insider Trading Policy

Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority, Inc. (“FINRA”), investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

The penalties for violating insider trading or tipping rules can be severe and include:

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disgorgement of the profit gained or loss avoided by the trading;
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payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;
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payment of criminal penalties of up to $5,000,000;
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payment of civil penalties of up to three times the profit made or loss avoided; and
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imprisonment for up to 20 years.

The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties of up to the greater of $1,525,000 (subject to periodic inflation adjustments) or three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under certain circumstances be subject to private lawsuits.

Violation of this Policy or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy has been violated. The Company may determine that specific conduct violates this Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

V. REPORTING A VIOLATION

If you have a question about this Policy, including whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Chief Compliance Officer. If you violate this Policy or any federal or state laws governing insider trading, or know of any such violation by any director, officer or employee of the Company, you must report the violation immediately to the Chief Compliance Officer. However, if the conduct in question involves the Chief Compliance Officer, or if you have reported such conduct to the Chief Compliance Officer and you do not believe the Chief Compliance Officer has dealt with it properly, or if you do not feel that you can discuss the matter with the Chief Compliance Officer, you may raise the matter with the Chief Executive Officer.

VI. PROHIBITED TRANSACTIONS

Special Trading Restrictions Applicable to Insiders

In addition to the restrictions on trading in Company securities set forth above, Insiders and their Affiliated Persons are subject to the following special trading restrictions:

1.
Prohibited Transactions
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No Trading During Special Blackout Windows. Insiders may not trade in Company securities if they are notified by the Chief Compliance Officer that the trading window is closed because of the existence of a material, nonpublic development, regardless of whether the Insider is aware of the material, nonpublic development. There are times when the Company or certain members of its board of directors or senior management or support staff may be aware of a material, nonpublic development. Although an Insider may not know the specifics of such development, if an Insider engages in a trade before such development is disclosed to the public or resolved, such Insider and the Company might be exposed to an investigation or a charge of insider trading that could be costly and difficult to refute. In addition, a trade by an Insider during such a period could result in adverse publicity for the Company. The notification of an event-specific blackout may not be broadly announced and you should not communicate it to anyone. The Chief Compliance Officer will subsequently notify the Insiders once the material, nonpublic development is disclosed to the public or resolved and that, as a result, the trading window is again open. While the Chief Compliance Officer will undertake reasonable efforts to notify the Insiders that material, nonpublic events have developed, or are soon likely to develop, it is each Insider’s individual duty to ensure that they do not make any trade in Company securities when they are aware of material, nonpublic information.
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No Short Sales. No Insider may at any time sell any securities of the Company that are not owned by such Insider at the time of the sale (typically referred to as a “short sale”).
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No Purchases or Sales of Derivative Securities or Hedging Transactions. No Insider may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time.
•
No Company Securities Subject to Margin Calls. No Insider may use the Company’s securities as collateral in a margin account.
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No Pledges. No Insider may pledge Company securities as collateral for a loan (or modify an existing pledge).
2.
Gifts

No Insider may give or make any other transfer of Company securities without consideration (e.g., a gift) during a period when the Insider is not permitted to trade. For the avoidance of doubt, this applies to any gifts of securities, transfers or contributions of securities to a family trust or other entity, and transfers of securities among family members.

VII. PRE-CLEARANCE PROCEDURES

No Insider may trade in Company securities unless the trade has been approved by the Chief Compliance Officer in accordance with the procedures set forth below. The Chief Compliance Officer will review and either approve or prohibit all proposed trades by Insiders in accordance with the procedures set forth below. The Chief Compliance Officer may consult with the Company’s other officers and/or outside legal counsel and will receive approval for his or her own trades from the Chief Financial Officer.

1.
Procedures. No Insider may trade in Company securities until:
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The Insider has notified the Chief Compliance Officer of the amount and nature of the proposed trade(s) using the Company’s Stock Transaction Request form. In order to provide adequate time for the preparation of any required reports under Section 16 of the Exchange Act, a Stock Transaction Request form should, if practicable, be received by the Chief Compliance Officer at least one (1) business day prior to the intended trade date;
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The Insider has certified to the Chief Compliance Officer in writing prior to the proposed trade(s) that the Insider is not in possession of material, nonpublic information concerning the Company;
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If applicable, the Insider has informed the Chief Compliance Officer, using the Stock Transaction Request form, whether, to the Insider’s best knowledge, (a) the Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and
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The Chief Compliance Officer or his or her designee has approved the trade(s) and has certified such approval in writing. Such certification may be made via digitally-signed electronic mail or electronic signature (e.g. Docusign).

The Chief Compliance Officer does not assume the responsibility for, and approval from the Chief Compliance Officer does not protect the Insider from, the consequences of prohibited insider trading.

2.
Additional Information.

Insiders shall provide to the Chief Compliance Officer any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of pre-clearance by the Chief Compliance Officer.

3.
No Obligation to Approve Trades.

The existence of the foregoing approval procedures does not in any way obligate the Chief Compliance Officer to approve any trade requested by an Insider. The Chief Compliance Officer may reject any trading request at his or her sole discretion.

From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. Insiders may not trade in Company securities if they are notified by the Chief Compliance Officer that a proposed trade has not been cleared because of the existence of a material, nonpublic development. Even if that particular Insider is not aware of the material, nonpublic development involving the Company, if any Insider engages in a trade before a material, nonpublic development is disclosed to the public or resolved, the Insider and the Company might be exposed to an investigation or charge of insider trading that could be costly and difficult to refute even if the Insider was unaware of the development. So long as the event remains material and nonpublic, the Chief Compliance Officer may determine not to approve any transactions in the Company’s securities. The Chief Compliance Officer will subsequently notify the Insider once the material, nonpublic development is disclosed to the public or resolved. If an Insider requests clearance to trade in the Company’s securities during the pendency of such an event, the Chief Compliance Officer may reject the trading request without disclosing the reason.

4.
Completion of Trades.

After receiving written clearance to engage in a trade signed by the Chief Compliance Officer, an Insider must complete the proposed trade within two (2) business days or make a new trading request.

5.
Post-Trade Reporting.

Any transactions in the Company’s securities by an Insider must be reported by either (1) notifying the Chief Compliance Officer via email on the same day in which such a transaction occurs or (2) sending (or having such Insider’s broker send) duplicate confirmations of trades to the Chief Compliance Officer on the same day in which such a transaction occurs. Each report an Insider makes to the Chief Compliance Officer should include the date of the transaction, quantity of shares, price and broker-dealer through which the transaction was effected. Compliance by directors and Section 16 officers with this provision is particularly imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline for directors and Section 16 officers include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

VIII. EXEMPTIONS

1.
Pre-Approved Rule 10b5-1 Plan.

Transactions effected pursuant to a Rule 10b5-1 Plan (as defined below) will not be subject to the Company’s trading windows or pre-clearance procedures, and Insiders are not required to complete a Stock Transaction Request form for such transactions, provided that the conditions for the affirmative defense provided by Rule 10b5-1 and the requirements of this Policy are satisfied. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet certain requirements. A trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 enables Insiders to establish arrangements to trade in Company securities outside of the Company’s trading windows, even when in possession of material, nonpublic information. For a Rule 10b5-1 Plan to be compliant with this Policy, it may not be entered into during a “blackout period” or when the Insider is in possession of material, nonpublic information.

In order to set up a Rule 10b5-1 Plan that is compliant with this Policy, an Insider must:

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buy or sell securities pursuant to a contract, instruction or written plan for the purchase or sale of securities (each such contract, instruction or written plan, a “Trading Plan”) that meets all applicable requirements of Rule 10b5-1 (such a Trading Plan, a “Rule 10b5-1 Plan”);
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have entered into the Rule 10b5-1 Plan in good faith and at a time when the Insider is not aware of any material, nonpublic information;

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act in good faith with respect to the Rule 10b5-1 Plan throughout the duration of the plan, including in making any amendments to the Rule 10b5-1 Plan;
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receive pre-approval of the Rule 10b5-1 Plan from the Chief Compliance Officer; and
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satisfy the other requirements of Rule 10b5-1 as set out below:
o
The Trading Plan must specify the amounts and prices of securities to be purchased or sold as well as the dates on which the purchases or sales are to be made ahead of time (or include a written formula or algorithm, or computer program, for determining such information) or must not permit the person for whose account purchases or sales of securities will be made under the Trading Plan (such person, the “Plan Owner”) to subsequently exercise any influence over how, when or whether to purchase or sell any securities covered by the Trading Plan (i.e. discretion on these matters is delegated to an independent third party under the Trading Plan);
o
The Trading Plan must provide for a period (a “cooling-off period”) after the adoption of the Trading Plan during which no trade may occur under the Trading Plan. For this purpose, the “adoption of a Trading Plan” includes any modification or change to the amount, price, or timing of trades under the Trading Plan; and
o
If the Trading Plan is a written plan and the owner of the plan is a director or officer of the issuer of the securities, the Trading Plan must include certain representations required by Rule 10b5-1.

Rule 10b5-1 Plans must be reviewed and approved by the Chief Compliance Officer in advance of adoption. In addition, amendments to, and suspensions or terminations of, Rule 10b5-1 Plans must also be pre-approved by the Chief Compliance Officer. Certain amendments require a cooling-off period and must include certain representations. Any transaction pursuant to a Rule 10b5-1 Plan must be reported to the Chief Compliance Officer on the same day in which a transaction occurs in accordance with the procedures set forth above either by the Insider or by the Insider’s broker.

The Chief Compliance Officer may refuse to approve a Rule 10b5-1 Plan as he or she deems appropriate including, without limitation, if he or she determines that such plan does not satisfy the requirements of Rule 10b5-1.

Submission of Executed Copies of Rule 10b5-1 Plans and Other Trading Plans. Each quarter, the Company is required to publicly disclose when directors or Section 16 officers adopt, terminate or make certain modifications to Rule 10b5-1 Plans and other Trading Plans for the Company’s securities and to provide a description of the material terms of each plan (or modified plan, as applicable), including the name of the director or officer, the date of adoption, modification or termination, the duration and the aggregate number of securities to be purchased or sold under the plan (however, the price at which the person executing the plan is authorized to trade does not need to be publicly disclosed). Therefore, directors and Section 16 officers must provide the Chief Compliance Officer, either directly via email or through their broker, with a final executed copy of (i) any Rule 10b5-1 Plan for the Company’s securities, (ii) any other Trading Plan for the Company’s securities and (ii) any amendment to any such Rule 10b5-1 Plan or other Trading Plan, in each case within two business days of the adoption thereof. In addition, directors and Section 16 officers must promptly notify the Chief Compliance Officer of any termination of such Rule 10b5-1 Trading Plans or other Trading Plans.

2.
Employee Benefit Plans.

Exercise of Stock Options. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the exercise of an option to purchase securities of the Company when payment of the exercise price is made in cash and the employee holds the shares received upon exercise. However, the exercise of an option to purchase securities of the Company is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, directors and Section 16 officers must comply with the post-trade reporting requirement described in Section B above for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of this Policy, including the Trading Procedures contained herein. Moreover, the Trading Procedures apply to the use of outstanding Company securities to pay part or all of the exercise price of an option, any net option exercise, any exercise of a stock appreciation right, share withholding, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Vesting and Tax Withholding on Awards. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the vesting of stock options, restricted stock or restricted stock units and any withholding by the Company of shares of stock upon vesting or settlement to satisfy applicable tax requirements. Any sale of securities in connection with such vesting, including sell-to-cover transactions to satisfy applicable tax requirements are subject to the restrictions set forth in this Policy. However, if you have properly entered into a Rule 10b5-1 plan for such sales, such sales will comply with this Policy.

Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to periodic wage withholding contributions by the Company or employees of the Company which are used to purchase the Company’s securities pursuant to the employees’ advance instructions under the Company’s 2021 Employee Stock Purchase Plan. However, no Insider may: (a) alter his or her instructions regarding the level of withholding or purchase by the Insider of Company securities under such plan; or (b) make cash contributions to such plan (other than through periodic wage withholding) without complying with the Trading Procedures. Any sale of securities acquired under such plan is subject to the prohibitions and restrictions of the Trading Procedures.

IX. ACKNOWLEDGEMENT

This Policy will be delivered to all Insiders at the start of their employment or relationship with the Company. Upon first receiving a copy of this Policy, each individual must acknowledge that he or she has received a copy and agrees to comply with the terms of this Policy, and, if applicable, the Trading Procedures contained herein. The acknowledgment attached hereto must be returned within ten (10) days of receipt either electronically as requested by the Chief Compliance Officer or by mail to:

Chief Compliance Officer

Cullinan Therapeutics, Inc.

One Main Street, Suite 1350

Cambridge, MA 02142

This acknowledgment will constitute consent for the Company to impose sanctions for violation of this Policy, including the Trading Procedures, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance.

All Insiders will be required upon the Company’s request to re-acknowledge and agree to comply with this Policy (including any amendments or modifications). For such purpose, an individual will be deemed to have acknowledged and agreed to comply with this Policy, as amended from time to time, when copies of such items have been delivered by regular or electronic mail (or other delivery option used by the Company) by the Chief Compliance Officer or his or her designee.

X. MODIFICATIONS

The Company may at any time modify this Policy or adopt such other policies or procedures which it considers appropriate to carry out the purposes of its policies regarding insider trading and the disclosure of Company information. Notice of any such change will be delivered by regular or electronic mail (or other delivery option used by the Company) by the Company. You will be deemed to have received, be bound by and agree to revisions of this Policy when such revisions have been delivered to you.

Questions regarding this Policy are encouraged and should be directed to the Chief Compliance Officer.

Updated and Effective as of November 2025